Exhibit 10.16

DIRECTOR FEE CONTINUATION AGREEMENT

THIS AGREEMENT, made and entered into this First Day of January, 2003, by and between AmericanWest Bank, a bank organized and existing under the laws of the State of Washington (hereinafter referred to as the “Bank”), and Donald Swartz, II, a member of the Board of Directors of the Bank (hereinafter referred to as the “Director”).

WITNESSETH:

WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Director’s services to the Bank in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Bank and in bringing it to its present status of operating efficiency, and its present position in its field of activity;

WHEREAS, the Director’s experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are so valuable that assurance of the Director’s continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued service for the Director so as to reasonably assure the Director’s remaining in the Bank’s service during the Director’s lifetime or until the age of retirement;

WHEREAS, it is the desire of the Bank that the Director’s services be retained as herein provided;

WHEREAS, the Director is willing to continue to serve the Bank provided the Bank agrees to pay the Director or the Director’s beneficiary(ies), certain benefits in accordance with the terms and conditions hereinafter set forth;

ACCORDINGLY, it is the desire of the Bank and the Director to enter into this Agreement under which the Bank will agree to make certain payments to the Director at retirement or the Director’s beneficiary(ies) in the event of the Director’s death pursuant to this Agreement;

FURTHERMORE, it is the intent of the parties hereto that this Director Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Director is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

I.	SERVICE

The Director will continue to serve the Bank in such capacity and with such duties and responsibilities as may be assigned, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.

II.	FRINGE BENEFITS

The fee continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Director and are not part of any fee reduction plan or an arrangement deferring a bonus or a fee increase. The Director has no option to take any current payment or bonus in lieu of these fee continuation benefits except as set forth hereinafter.

III.	RETIREMENT DATE AND NORMAL RETIREMENT AGE

A.	Retirement Date:

If the Director continuously serves the Bank, the Director shall be eligible to retire from active service with the Bank on January 1, 2010 and receive the benefits described below, unless by action of the Board of Directors this period of active service shall be shortened or extended.

B.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Director attains age sixty-five (65).

IV.	RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

Upon said retirement, the Bank, commencing with the first day of the month following the date of such retirement, shall pay the Director a monthly benefit of five hundred dollars ($500). Said benefit shall be paid for a period of one hundred twenty (120) months; provided, that if less than one hundred twenty (120) such monthly payments have been made prior to the death of the Director, the Bank shall either, at the discretion of the Bank, continue such monthly payments to the individual or individuals the Director may have designated in writing and filed with the Bank until the full number of one hundred twenty (120) monthly payments have been made, or make the total amount of said payments due in a lump sum* reduced to present value as set forth in Subparagraph XI (K) to said beneficiary(ies). In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Director shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Director.

V.	DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Director should die while actively serving the Bank at any time after the date of this Agreement but prior to January 1, 2010 (or such later date as may be agreed upon), the Bank will pay a monthly benefit of Five Hundred Dollars ($500) for a period of One Hundred Twenty (120) months, or at the discretion of the Bank, a lump sum* reduced to present value as set forth in Subparagraph XI (K), to such individual or individuals as the Director may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Director shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Director.

VI.	BENEFIT ACCOUNTING

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Director into which appropriate reserves shall be accrued.

VII.	VESTING

Director’s interest in the benefits that are the subject of this Agreement shall be subject to a vesting schedule described in Schedule A.

VIII.	OTHER TERMINATION OF SERVICE

Subject to Subparagraph VII (i) hereinbelow, in the event that the service of the Director shall terminate prior to January 1, 2010 by the Director’s voluntary action, or by the Director’s discharge by the Bank without cause, then this Agreement shall terminate upon the date of such termination of service and the Bank shall pay to the Director the vested percentage of benefits earned as of the date of termination. Such benefits shall be payable commencing on the Retirement Date described above.

In the event the Director’s death should occur after such severance but prior to the completion of the monthly payments provided for in this Paragraph VIII, the remaining installments, or a lump sum*, at the discretion of the Bank, shall be paid to such individual or individuals as the Director may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amounts shall be payable to the duly qualified executor or administrator of the Director’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Director.

(i) Discharge for Cause: In the event the Director shall be discharged or removed from the Board for cause at any time, all benefits provided herein shall be forfeited. The term “for cause” shall mean any of the following: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge “for cause,” such dispute shall be resolved by arbitration as set forth in this Director Plan.

IX.	CHANGE OF CONTROL

The term “Change in Control” shall mean: (i) any merger or consolidation of the Bank in which the Bank is not the surviving corporation, and any merger or consolidation of the Bank’s parent company in which the parent company is not the surviving corporation; (ii) any sale, exchange, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank or its parent company having an aggregate fair market value of more than 50% of the total value of the assets of the Bank or such parent company; or (iii) any person (as such term is used in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes a beneficial owner, directly or indirectly, of the Bank or its parent company representing more than 50% of the Bank’s or such parent company’s then outstanding voting stock.

X.	RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Director Plan. The Directors, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Director Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Director Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Director be deemed to have any lien or right, title or interest in or to any specific funding investment or assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

XI.	MISCELLANEOUS

A.	Status as an Unsecured General Creditor:

Notwithstanding anything contained herein to the contrary: (i) neither the Director, the Director’s spouse or the Director’s designated beneficiaries shall have any legal or equitable rights, interests, or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of the Director, the Director’s spouse or the Director’s designated beneficiaries or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Director, the Director’s spouse and the Director’s designated beneficiaries shall be unsecured general creditors with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding the above, the Director and the Bank acknowledge and agree that, in the event of a Change in Control and at the written request of the Director, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank in its sole discretion deems appropriate and in compliance with applicable provisions of the Code in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Director or his beneficiaries in such manner and at such times as specified in this Agreement.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agree, in writing, to assume and discharge the duties and obligations of the Bank under this Director Plan. This Director Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

Subject to Paragraph XIII, it is agreed by and between the parties hereto that, during the lifetime of the Director, this Director Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

D.	Gender:

Whenever in this Director Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Director Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Director Plan are inserted for reference and convenience only and shall not be deemed a part of this Director Plan.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Washington.

H.	12 U.S.C. § 1828(k):

Any payments made to the Director pursuant to this Director Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.	Partial Invalidity:

If any term, provision, covenant, or condition of this Director Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Director Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.	Continuation as Director:

Neither this Agreement nor the payments of any benefits hereunder shall be construed as giving to the Director any right to be retained as a member of the Board of Directors of the Bank.

K.	Present Value:

All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate:	The discount rate as used in the FASB 87 calculations for the Executive plan.

XII.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Director Plan shall be AmericanWest Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Director Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Director Plan and benefits are not paid to the Director (or to the Director’s beneficiary(ies) in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, it shall provide in writing within sixty (60) days of receipt of such claim its specific reasons for such denial, reference to the provisions of this Director Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Director Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Director Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Director “for cause,” such dispute shall likewise by submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

XIII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, roles and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Director Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control (Paragraph IX), this paragraph shall become null and void effective immediately upon said Change of Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

AMERICANWEST BANK Spokane, Washington

/s/ Evelyn M. Dugger	By:	/s/ Wes Colley
Witness		Wes Colley President & CEO

/s/ Jacqueline A. Barnard	/s/ Donald Swartz, II
Witness	Donald Swartz, II, Director

SCHEDULE A

VESTING SCHEDULE

End of Calendar Year	Vested Percentage
December 31, 2002	100%